Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2026, relating to the consolidated financial statements of Trulieve Cannabis Corp. and subsidiaries (the “Company”) as of and for the years ended December 31, 2025 and 2024, and the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2025, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ WithumSmith+Brown, PC
New York, New York
August 24, 2026